UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8–A/A

(Amendment No. 2)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

PINNACLE ENTERTAINMENT, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	95-3667491
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

3980 Howard Hughes Parkway Las Vegas, Nevada	89169
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Share Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box: ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box: ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box: ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: Not Applicable.

Securities to be registered pursuant to Section 12(g) of the Act: None.

Item 1. Description of Registrant’s Securities to be Registered

Reference is made to the Registration Statement on Form 8-A filed by Pinnacle Entertainment, Inc. (the “Company”), with the Securities and Exchange Commission (the “SEC”), on November 7, 2014 (the “Original Registration Statement”), relating to the Rights Agreement, dated as of November 6, 2014, between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent (the “Rights Agent”), and the Registration Statement on Form 8-A/A filed by the Company with the SEC on March 19, 2015 (the “Amended Registration Statement”), relating to the Amended and Restated Rights Agreement (the “Amended and Restated Rights Agreement”), dated March 13, 2015, between the Company and the Rights Agent. Such Original Registration Statement and Amended Registration Statement are hereby incorporated by reference.

On July 20, 2015, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Gaming and Leisure Properties Inc., a Pennsylvania corporation (“Parent”), and Gold Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”), providing for the merger of Merger Sub with and into the Company (the “Merger”), with Merger Sub surviving the Merger as a wholly owned subsidiary of Parent.

At the effective time of the Merger, each share of common stock, par value $0.10 per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the effective time (other than shares of Company Common Stock (i) owned or held in treasury by the Company or (ii) owned by Parent, its subsidiaries or Merger Sub) will be cancelled and converted automatically into the right to receive 0.85 shares of common stock, par value $0.01 per share, of Parent.

In connection with the Merger Agreement and the transactions contemplated thereby, the Company and the Rights Agent, have entered into Amendment No. 1, dated as of July 20, 2015 (the “Amendment”), to the Amended and Restated Rights Agreement to provide that (i) none of Parent, Merger Sub or their Subsidiaries, Affiliates or Associates (each as defined in the Amended and Restated Rights Agreement) shall be, or shall be deemed to be, (A) an “Acquiring Person” (as defined in the Amended and Restated Rights Agreement) under the Amended and Restated Rights Agreement by reason of the execution, delivery, performance or approval, announcement or consummation (or announcement of the consummation) of the transactions contemplated by the Merger Agreement, including the Spin-Off (as defined in the Merger Agreement) and the related documents and instruments (an “Exempt Event”) or (B) a “Beneficial Owner” (as defined in the Amended and Restated Rights Agreement), (ii) neither a “Stock Acquisition Date” nor a “Distribution Date” (each as described in the Amended and Restated Rights Agreement) shall occur by reason of an Exempt Event, (iii) neither a “Section 11(a)(ii) Event” nor a “Section 13 Event” (each as described in the Amended and Restated Rights Agreement) shall occur by reason of an Exempt Event, and (iv) the definition of “Expiration Date” has been amended such that the Amended and Restated Rights Agreement will expire immediately prior to the Effective Time (as defined in the Merger Agreement) of the Merger (but only if the Effective Time shall occur).

The Amendment also provides that if for any reason the Merger Agreement is terminated in accordance with its terms, the Amendment will be of no further force and effect and the Amended and Restated Rights Agreement shall remain exactly the same as it existed immediately prior to the execution of the Amendment.

The Amendment, which is filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on July 23, 2015, is incorporated herein by reference. The foregoing description, including the description in the Original Registration Statement and the Amended Registration Statement, is only a summary, and does not purport to be complete, and is qualified in its entirety by the Amended and Restated Rights Agreement and the Amendment, which have been filed as an exhibit hereto.

Item 2. Exhibits

Exhibit No.	Description

1.	Rights Agreement, dated as of November 6, 2014, between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated by reference to Exhibit 1 to the Company’s Registration Statement on Form 8-A filed on November 7, 2014)

2.	Amended and Restated Rights Agreement, dated as of March 13, 2015, between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated by reference to Exhibit 1 to Amendment No. 1 of the Company’s Registration Statement on Form 8-A/A filed on March 19, 2015)

3.	Amendment No. 1 to the Amended and Restated Rights Agreement, dated as of July 20, 2015, between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed on July 23, 2015)

4.	Certificate of Designation of Series A Junior Participating Preferred Stock (incorporated by reference to Exhibit 2 to the Company’s Registration Statement on Form 8-A filed on November 7, 2014)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 23, 2015	PINNACLE ENTERTAINMENT, INC.

	By:	/s/ Elliot D. Hoops
	Name:	Elliot D. Hoops
	Title:	Vice President and Legal Counsel

EXHIBIT INDEX

Exhibit No.	Description

1.	Rights Agreement, dated as of November 6, 2014, between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated by reference to Exhibit 1 to the Company’s Registration Statement on Form 8-A filed on November 7, 2014)

2.	Amended and Restated Rights Agreement, dated as of March 13, 2015, between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated by reference to Exhibit 1 to Amendment No. 1 of the Company’s Registration Statement on Form 8-A/A filed on March 19, 2015)

3.	Amendment No. 1 to the Amended and Restated Rights Agreement, dated as of July 20, 2015, between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed on July 23, 2015)

4.	Certificate of Designation of Series A Junior Participating Preferred Stock (incorporated by reference to Exhibit 2 to the Company’s Registration Statement on Form 8-A filed on November 7, 2014)

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